GOODWIN, PROCTER & HOAR LLP
                       COUNSELLORS AT LAW
                         EXCHANGE PLACE
                     BOSTON, MA  02109-2991

                    Telephone (617) 570-1000


                       December 27, 1996


Payden & Rygel Investment Group
333 South Grand Avenue
Los Angeles, CA  90071

Ladies and Gentlemen:

     As Massachusetts counsel to Payden & Rygel Investment Group (formerly P & R Investment Trust) (the "Trust"), we have been requested to render this opinion in connection with the filing by the Trust of a notice on Form 24f-2 (the "Notice") with respect to its fiscal year ended October 31, 1996.

     Reference is made to the Notice, wherein the Trust reports the number and amount of shares (the "Shares") representing interests in each of the Payden & Rygel Global Fixed Income Fund, Payden & Rygel Tax-Exempt Bond Fund, Payden & Rygel Limited Maturity Fund, Payden & Rygel Short Bond Fund, Payden & Rygel Intermediate Bond Fund, Payden & Rygel Opportunity Fund, Payden & Rygel Short Duration Tax Exempt Fund, Payden & Rygel International Bond Fund, Payden & Rygel U.S. Treasury Fund, Payden & Rygel Short Bond Fund and Payden & Rygel Market Return Fund series of the Trust sold during the fiscal year ended October 31, 1996 in reliance upon Rule 24f-2 under the Investment Company Act of 1940, as amended.

     We have examined the Master Trust Agreement, as amended, and By-Laws, as amended, of the Trust, resolutions of certain meetings of the Trustees of the Trust, and such other documents as we deemed necessary for purposes of this opinion.

     Based upon the foregoing, and assuming that all of the Shares were sold, issued and paid for in accordance with the terms of the applicable Prospectus and Statement of Additional Information contained in the Trust's Registration Statement on Form N-1A in effect at the time of sale, in our opinion the Shares were legally issued and are fully paid and non-assessable by the Trust.

                                   Very truly yours,

                                   s/Goodwin, Proctor & Hoar LLP

                                   GOODWIN, PROCTER & HOAR  LLP